EXHIBIT 99.1

[INFOCUS LETTER HEAD]

Investor Relations Contacts:	Public Relations Contacts:
Kyle Ranson	Jennifer Fields
Chief Executive Officer	InFocus Corporation
InFocus Corporation	(503) 685-8923
(503) 685-8576

Roger Rowe	Stacy Doyle
Chief Financial Officer	Edelman
InFocus Corporation	(503) 471-6806
(503) 685-8609

InFocus® Announces Preliminary Third Quarter 2006 Financial Results

Company also announces engagement of Banc of America Securities as its financial advisor to assist in its evaluation of strategic alternatives

WILSONVILLE, Ore., October 10, 2006 — InFocus® Corporation (NASDAQ: INFS) today announced its revenues for the third quarter of 2006 are expected to be between $78 and $82 million, compared to $97.6 million for the second quarter of 2006.  The revenue decline occurred in both the Americas and Europe.  The Company’s new meeting room projectors, the 2000 lumen IN32 and 2500 lumen IN34 began shipping in limited quantities late in the quarter.  The Company expects that these new products will be more broadly available in the fourth quarter.

Gross margins for the third quarter are expected to decline from second quarter results of 15.0 percent due to the lower revenues as well as an inventory charge related to the Company’s entry-level consumer product, the IN72, which has continued to sell below expectations through the mass consumer electronics retail channel.  As a result, the Company expects to post a third quarter pro-forma operating loss greater than the pro-forma operating loss recorded in the second quarter of 2006 of $8.9 million.

Given these financial results, the Company is committed to making further reductions to its cost structure.  Details will be forthcoming as part of the release of final third quarter financial results.

Strategic Alternatives

InFocus also announced that its Board of Directors is conducting an ongoing evaluation into strategic alternatives for the Company and that Banc of America Securities is engaged as the Company’s financial advisor to assist the Board in its evaluation.

The Company advised that there can be no assurances that the evaluation process will result in any specific transaction.  The Company also advised that it does not intend to disclose developments regarding the evaluation unless and until the Company has entered into a definitive agreement for a transaction that has been approved by its Board of Directors.

“We continually look for ways to enhance shareholder value and, in doing so, we plan to consider all reasonable alternatives as we move through this process,” stated Kyle Ranson, President and CEO.  “Our core strengths - industry brand leadership, a broad product and patent portfolio along with a strong market share position - are important assets to leverage as we focus on improving the operating performance of our core business and consider strategic alternatives,” concluded Ranson.

Final Quarterly Results

The Company will issue a separate press release at a later date to communicate the timing of release of its final third quarter 2006 financial results.

Forward-Looking Statements

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and projectors manufactured for the Company, inventory, backlog, and new product introductions.  Also included are forward-looking statements regarding the evaluation of strategic alternatives for the Company’s business.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings, uncertainties associated with market acceptance of and demand for the Company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers, and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, uncertainties associated with our transition to new contract manufacturing partners, availability of critical components, and dependence on third party suppliers; 3) in regard to new product introductions, ability of the Company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the reliance on off-shore contract manufacturing, and dependence on third party suppliers and intellectual property rights; and 4) in regard to the Company’s evaluation of strategic alternatives, uncertainties associated with the ability to identify and execute a transaction, set of transactions or strategy that results in an increase to shareholder value.  Investors are directed to the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Form 10-K and 2006 Form 10-Q’s, which are available from the Company without charge, for a more complete description of the risks and uncertainties relating to forward-looking statements made by the Company as well as to other aspects of the Company’s business.  The forward-looking statements contained in this press release speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward looking statements to reflect events or circumstances after the date of this press release.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments.  Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in Europe and Asia. For more information, visit the InFocus Corporation web site at www.infocus.com or contact the Company toll-free at 800.294.6400 (U.S. and Canada) or 503.685.8888 worldwide.

###

InFocus, Proxima, LiteShow and LP are registered trademarks and ASK, ScreenPlay, Play Big, Work Big and The Big Picture are trademarks of InFocus Corporation.  “Digital Light Processing” and “DLP” are trademarks of Texas Instruments.